Osmosis Investment Management US, LLC

Code of Ethics and Personal Trading Policy

September 2023

1.  Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisors registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. This code of ethics (“Code”) is intended to reflect fiduciary principles that govern the conduct of Osmosis Investment Management US, LLC (“Osmosis”) and its Supervised Persons in those situations where Osmosis acts as an investment advisor as defined under the Advisers Act in providing investment advice to clients (“Clients”). It consists of an outline of policies regarding several key areas: standards of conduct and compliance with laws, rules and regulations, protection of material non-public information and personal securities trading. It also consists of specific information and guidance that is provided in company-wide policies and procedures, including the Compliance Manual and the RIA Compliance Program.

Note: The CCO may assign and/or engage other individuals or Firms to assist in fulfilling her responsibilities. As such, reference to the CCO throughout this Code may also be assumed to mean her “designee”. All applicable Code of Ethics reporting completed by the CCO is supervised by an alternative compliance team member.

Note: Osmosis is wholly owned by Osmosis (Holdings) Limited (“OHL”). All research and development are conducted by an affiliate of Osmosis, Osmosis Investment Research Solutions Limited (“OIRS”). OIRS is a wholly owned subsidiary of OHL. OHL provides (directly or indirectly through outsourced service providers) Osmosis with certain back-office services in connection with Osmosis providing its investment strategies to its clients. OHL handles certain key operational tasks for Osmosis and Osmosis’s clients (directly or indirectly through outsourced service providers).

2. Standards of Conduct

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Osmosis; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

3. The Code Covers:

The Code covers all “Supervised Persons.” In addition, a subset of these Supervised Persons, known as “access persons,” must comply with specific reporting requirements.

4. Definitions

For Purposes of this Code of Ethics:

“Supervised Persons” include:

1.	Directors, officers, and managing partners of the adviser (or other persons occupying a similar status or performing similar functions)

2.	Employees of the adviser

3.

Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control (including employees of OHL and OIRS and independent consultants who provide advice on behalf of Osmosis and are subject to Osmosis’s supervision and control)

“Access Person” includes any Supervised Person who:

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Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage, or

●	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic

“Family Members”: includes the person’s immediate family (including any relative by blood or marriage) sharing the same household.

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For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the accounts of their immediate family (including any relative by blood or marriage) living in their household, including accounts in which the family member has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee’s household but partners and minor children. Supervised Persons should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

“Beneficial Owner” shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. You have a “Beneficial Ownership” of a Reportable Security when you or a Family Member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

●	The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends or interest obtained from a Reportable Security transaction.

“Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or “domestic partner.”

“Reportable Security” means any security not specifically excluded below: Examples of Reportable Securities (not all inclusive)

●	In general, any interest or instrument commonly known as a “security”

●	Stock

●	Shares of any fund issued by Osmosis or its affiliates

●	Shares of any closed-end fund

●	Shares of any “Limited Offering”

●	Shares of any “Initial Public Offering”

●	Interests in limited partnerships and limited liability companies

●	Options, futures, swaps, and other derivatives

●	Notes, Bond, debenture, or evidence of indebtedness

●	Municipal bond

“Reportable Security” does NOT include:

●	Direct obligations of the U.S. Government, such as U.S. bonds or treasuries;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (including repurchase agreements);

●	Shares of any exchange traded fund (“ETF”)

●	UCITS and non-U.S. Funds, including open-end funds registered outside of the U.S.

●	Shares issued by money-market funds

●	Share issued by open-end funds

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Osmosis

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Currently, Cryptocurrency purchased as currency or a cash equivalent is not a security and therefore not a Reportable Security. However, derivatives based on Cryptocurrency and certain Initial Coin Offerings should be considered Reportable Securities

“Reportable Account” is an account at a broker, dealer, bank, or other financial institution in which the Access Person has any direct or indirect Beneficial Ownership and transactions in Reportable Securities may be executed. These accounts include retirement plan accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in a Reportable Security.

“Reportable Fund” means an investment company registered under the Investment Company Act.

“Client” refers to any person or entity for which Osmosis manages investments or otherwise acts as investment adviser.

“Control” has the same meaning as in section 2(a)(9) of the 1940 Act.

“Discretionary Account” or “Managed Account” means a Reportable Account over which:

●	You or a Family Member has no direct or indirect influence or control and

●	A person or entity not subject to the Code has sole investment power.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

“Automatic Investment/Dividend Reinvestment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or form) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Federal Securities Laws” Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

5. Conflicts of Interest

Conflicts among Client Interests

Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts in which Supervised Persons have made material personal investments; accounts of close friends or relatives of Supervised Persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades

The Code prohibits Supervised Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Disclosure of Personal Interest

Investment personnel are prohibited from recommending, implementing, or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for Osmosis shall be the Chief Compliance Officer (CCO). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Note: All Supervised Persons are required to complete a Conflicts of Interest Questionnaire initially upon commencement of employment and on an annual basis thereafter.

Note: Unless otherwise requested by the CCO, all questionnaires will be collected via Compliance Navigator®, powered by BasisCode/Orion Compliance.

6. Confidentiality

Supervised Persons have a duty to maintain confidentiality of sensitive, personal and proprietary information. Such information shall be used solely for legitimate business purposes for the Firm. Information should not be shared with others, including family and friends.

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the identity, financial situation, security holdings, and advice furnished by the Firm.

7. Protection of Material Nonpublic Information (i.e., Insider Trading)

As more fully discussed within our Privacy Policy, Supervised Persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Supervised Persons are also expected not to divulge information regarding Osmosis’s securities recommendations or client securities holdings to any individual outside of the Firm, except

1.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2.	As necessary to maintain or service a client or his/her account;

3.	As permitted by law.

Refer to the Compliance Manual for the Firm’s Insider Trading Policy.

8. Personal Conduct

As noted above, Supervised Persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of our Supervised Persons:

Gifts and Entertainment

The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo. Gifts of nominal value or those that are customary in the industry such as meals, entertainment, etc. may be appropriate.

For the purposes of this section:

●	“Osmosis Business Partner” is a Client, prospective Client or any person or entity that does, or seeks to do business with, or on behalf of, Osmosis.

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“Gift” is any item, service or accommodation of value. Promotional items of nominal value that are widely distributed and display a gift giver’s logo, such as golf balls, shirts, towels, pens, etc. do not fall within the definition of “gift.”

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“Business entertainment” is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which an Osmosis Supervised Person is in attendance as the host and an Osmosis Business Partner is in attendance as the guest – or vice versa.

All Supervised Persons are required to report and pre-approve gifts and entertainment received and given as outlined in the Compliance Manual.

Service as Director for an Outside Company

Any Supervised Person wishing to serve as director for an outside company (public or private) must first seek the written approval of the CCO. Requests should be sent to the CCO via email. A review of the request will determine whether such service poses a conflict between the Firm and our clients and whether or not such conflict is acceptable and should be disclosed.

Outside Employment

Before accepting outside employment, which includes any business activity for which the Supervised Person receives compensation (‘Outside Employment”), all Supervised Persons must obtain prior approval from the CCO. Requests should be sent to the CCO via email. In evaluating requests for Outside Employment, the Firm will consider the following, among other, factors:

●	Whether the Outside Employment creates an actual or potential conflict of interest;

●	Whether the purpose and duties of the Outside Employment is consistent with Osmosis’s business;

●	Whether there is a risk that the Firm will be seen as associated with the Outside Employment; and

●	Whether the Supervised Person will be involved in the financial decisions of the outside employer and the resulting risks to Osmosis.

Outside Business Interests

Any Supervised Person wishing to engage in business activities outside of Osmosis’s business must obtain approval from the CCO. Requests should be sent to the CCO via email.

Political Contributions

Any Supervised Person wishing to make political contributions to any United States state or local candidate or official must obtain pre-approval from the CCO as outlined in the Compliance Manual.

9. Personal Trading

General Policy

Access Persons may maintain personal securities accounts provided any personal investing by an Access Person in any accounts in which the Access Person has a beneficial interest is consistent with the guidelines outlined below and all applicable regulatory requirements. This includes any accounts for any immediate family or household members.

Trading Restrictions

Access Persons may trade securities for their own accounts so long as:

●	The interests of client accounts will at all times be placed first

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All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s knowledge of Firm or Client transactions*

●	All provisions of the firms Code of Ethics are followed

*For the avoidance of doubt, purchasing any equity that could be in the investable universe of any portfolio managed or advised by the Firm (or its affiliates) at any rebalance date would generally be regarded as a potential conflict of interest. “Trading” would include accessing a specific equity through a CFD or any other derivative instrument.

Pre-Approval Procedures

Access Persons are prohibited from transacting in any Reportable Securities or Reportable Funds unless pre-clearance for each such transaction is granted by the Chief Compliance Officer and the Head of Compliance. Any Access Person wishing to transact in a security that requires pre-approval must send an email to ACA Group with the following information: account number, broker, date, security, buy or sell, approximate number of shares, and market or limit order. Each request will be reviewed by ACA Group on a case-by-case basis. If approved, the approval is good for the day it is given and the following two business days. If your trade is not completed within that time, you must submit a new request. Pre-clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles, and objectives of this Code. At the discretion of the CCO, exceptions from pre-clearance requirements can be granted for reportable securities that are not part of Client’s investable universe.

*For the avoidance of doubt, spread betting on currencies and indices does NOT require pre-approval. These transactions will continue to be subject to the Reporting Requirements described below.

Note: For investments in foreign funds, trade instructions must be submitted to the broker within the approval window noted above, however the actual trade date may be later due to the fact that the timing of the investment is at the discretion of the broker.

Transactions effected in any account over which the Access Person has no direct or indirect influence or control (i.e., Discretionary Accounts) do not require pre-approval.

10. Reporting Requirements

Note: Unless otherwise requested by the CCO, all reporting described below will be collected via Compliance Navigator®, powered by BasisCode/Orion Compliance.

Initial Holdings Reports

All Access Persons must provide the CCO with an Initial Holdings Report within 10 days of becoming an Access Person. The report must include a list of all reportable accounts and the holdings of all reportable securities, along with the names of any discretionary accounts (as outlined below). The information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

NOTE: Any new brokerage accounts opened subsequent to becoming an Access Person must be promptly disclosed to the CCO.

Managed Accounts Disclosure

Access Persons with Discretionary Accounts must submit a Managed Accounts Disclosure Form, included as part of their Initial and Annual Holdings Reports. The Managed Accounts Disclosure Form is required for any account which an Access Person has retained a trustee or third-party manager to manage, and the Access Persons has no direct or indirect influence or control. Access Persons must report their relationship to the manager on this form.

Annual Holdings Reports

All Access Persons must submit an Annual Holdings Report. The report must include a list of all Reportable Accounts and the holdings of all Reportable Securities. Note that shares of ETFs, UCITS and non-U.S. Funds, including open-end funds registered outside of the U.S. are not included in the definition of Reportable Securities for preclearance purposes, but are still required to be included in an Access Persons’ Annual Holdings Report. Reports are required to be submitted once each 12-month period with information as of a date not more than 45 days prior to the date of the report.

Quarterly Reporting Forms

All Access Persons must complete a quarterly reporting form and submit brokerage statements within 30 days of quarter end, for any transactions involving a Reportable Security.

Exceptions to Reporting Requirements

●	Purchases or sales pursuant to an Automatic Investment Plan, including a dividend reinvestment plan;
●	Transactions in securities that are not Reportable Securities; and
●	Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., Discretionary Account or trust managed by a third party).

11. Review of Reportable Personal Security Transactions

Upon receipt of statements and reporting forms, Osmosis’s compliance consultant team will review the transaction activity to confirm there were no violations of the Code or evidence of improper trading activities or conflicts of interest by the Access Person. Broker statements are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

12. Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Osmosis. Supervised Persons are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Supervised Persons are required to promptly report any Code violations to the CCO.

Violations of the Code may result in disciplinary action. The disciplinary action will be taken by the CCO and may include a written warning, fines, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

13. Administration and Enforcement of the Code

Administration of the Code

The CCO will administer the Code and use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Supervised Persons and to prevent Code violations. Among other things, the CCO or her designee will review reports against preclearance requests, transaction confirmations and account statements on a quarterly basis, and look for any violations of the Code or indications of insider trading.

Recordkeeping Policy

Records must be maintained for a minimum of two years in the Firm’s main office and three additional years in an easily accessible place, for a total of five years.

The following records shall be maintained for the required document retention period:

●	A copy of each Code that has been in effect at any time during the last five years.

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

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A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was a Supervised Person. (These records must be kept for five years after the individual ceases to be a Supervised Person of the Firm.)

●	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

●	A list of the names of persons who currently, or within the past five years, were access persons or investment personnel.

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A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

●	A record of any decisions and supporting reasons that grant Supervised Persons or Access Persons a waiver from or exception to the Code. Maintain for five years.

●	Copies of all reports provided to the CCO regarding the annual review of the Code and a listing of any material violations. Maintain for five years.

●	A record of persons responsible for reviewing the Access Persons reports currently and during the previous five years.

Training and Education

Osmosis has designated the CCO of the Firm as the individual responsible for training and educating Supervised Persons regarding the Code. Training will occur periodically and all Supervised Persons are required to attend any training and/or read all applicable materials.

Annual Review

On an annual basis, the CCO will review the provisions of this Code to determine whether revisions are required so as to comply with the provisions of the Advisers Act and SEC interpretations thereof with respect to personal securities trading by Access Persons. Results of the review will be documented as part of the Annual Review of the Firm’s Compliance Program.

New Supervised Person Acknowledgement

New Supervised Persons must acknowledge they have read and understand and agree to comply with this Code of Ethics. New Access Persons must also acknowledge that they agree to comply with the Personal Trading Policy.

Annual and Amendment Acknowledgements

All Supervised Persons are required to acknowledge annually that they have read, understand, and agree to comply with the Code.

Any amendments to the Code will be distributed to all Supervised Persons and acknowledgement must be completed and returned to the CCO.

Note: Unless otherwise requested by the CCO, all acknowledgments will be collected via Compliance Navigator®, powered by BasisCode/Orion Compliance.

Form ADV Disclosure

A description of our Code will be provided in the Firm’s Form ADV Part 2A. If requested, a copy of the complete Code will be provided to any current or prospective client or Limited Partner that makes a request. The Firm’s Form ADV will be updated, if necessary, to reflect amendments to the Code.

Further Information

For further information regarding the Code of Ethics and Personal Trading Policy please contact the CCO.